   Exhibit 10.36

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement ”) is made as of Feburary 3rd, 2020 (the "Effective Date" ), by and between HTO Holdings Inc., a corporation under the laws of the State of Delaware, having a place of business at 78000 Fred Waring Dr. Ste 103. Palm Desert CA, 92211, (" Supplier"), and Exactus, Inc., a corporation existing and organized under the laws of the Nevada, having a place of business at 80 NE 4th Avenue, Suite 28, Delray Beach, Florida 33483, (hereinafter "Buyer" or the "Company") (Buyer and Supplier may be referred as the "Parties" or “Party”).

WITNESSETH:

WHEREAS, Buyer and Supplier have agreed to enter into this Agreement pursuant to which Supplier will grow, harvest, process, extract and supply Products, as defined below, to Buyer (referred to below as "Production").

NOW THEREFORE, in consideration of the premises and preamble, which are incorporated herein by reference, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. AGREEMENT TO PURCHASE AND SELL PRODUCTS

1.1 General. During the Term, Supplier hereby agrees to produce and sell to Buyer, and Buyer hereby agrees to purchase and accept from Supplier, such amounts of Products, when available, as from time to time shall be ordered by Buyer. Supplier shall furnish the products identified on Exhibit 1.1 hereto, in the form described in Exhibit 1.1 (the "Products").

1.2 Product Specifications. Supplier shall supply all Products according to the Specifications in effect as of the date of this Agreement, with such changes or additions to the Specifications of the Products related thereto as shall be requested by Buyer in accordance with this Section or as otherwise agreed in writing by the Parties. All other Products shall be manufactured with such Specifications as the Parties shall agree in writing. "Specifications" means, with respect to any Product, the design, composition, dimensions, other physical characteristics, chemical characteristics, packaging, unit count and trade dress of such Product. The Specifications hereby incorporate the Laws and all rules and regulations promulgated thereunder by any governmental authority, including but not limited to the Oregon Department of Agriculture and the U.S Agricultural Improvement Act of 2018. The Products shall not contain any substance or chemical prohibited by such Laws, rules and regulations.

2. PURCHASE ORDERS

2.1 Purchase Orders. Buyer shall furnish to Supplier a purchase order in the form of Exhibit 2.1 attached hereto (each, a "Purchase Order") for the quantity of the Products which Buyer shall purchase, and Supplier shall deliver in accordance with the Purchase Order and this Agreement. Supplier shall acknowledge receipt of such Purchase Order and acceptance thereof as soon as practicable after Supplier receives a Purchase Order. The Supplier retains the right to accept or reject any Purchase Order at its sole discretion. Upon acceptance by Supplier, each such Purchase Order shall be binding on all parties. Each such Purchase Order shall designate the quantity of the Products ordered and payment terms. In the event of a conflict between this Agreement and a Purchase Order, this Agreement governs.

3. SHIPMENTS AND ACCEPTANCE

3.1 Delivery. Supplier shall deliver all Products F.O.B. at Supplier’s shipping point for delivery to Buyer's facility as specified in the Purchase Order. Title and risk of loss will transfer from Supplier to Buyer upon delivery of Product to Buyer’s shipment carrier. Buyer shall provide instruction on when the product is to be delivered, and how much product is to be picked up each month. The Buyer shall be responsible for shipping costs from the Supplier’s shipping point.

3.2 Inspection; Rejection.

(a) Buyer will inspect each shipment of Product upon receipt to verify such shipment's conformity to the relevant Purchase Order, Laws, and Specifications as of the time the Product was delivered to Buyer. If Buyer determines that any portion or all of any shipment of the Product did not conform to the Purchase Order as of the time it was delivered to Buyer (each non-conforming Product , a " Defective Product" ), then Buyer shall be entitled to reject such portion or all of any shipment of Product that includes Defective Product. Buyer shall notify Supplier in writing if the shipment of Product includes Defective Product that existed at the time of the delivery of the Products to Buyer. Such notification shall be made as soon as reasonably practicable after discovery of the nonconformity, but not later than thirty (30) days after delivery of the Products. Such notice shall: (i) specify the reasons for rejection, and (ii) contain the testing results and methodology used to determined non-conformance of the Defective Product. If Buyer does not so reject the Products within thirty (30) days after delivery, Buyer shall be deemed to have accepted the Products. After notice of rejection is received by Supplier, Buyer shall cooperate with Supplier in determining whether such rejection is justified. Supplier shall notify Buyer as soon as reasonably possible, but not later than thirty (30) days after receipt of the notice from Buyer, whether it accepts Buyer' s basis for rejection. Notwithstanding anything to the contrary, if a portion or all of any shipment of Product has a latent defect that renders such Product a Defective Product prior to the expiry date of such Product and that (a) was not reasonably discoverable within the inspection period specified in this Section 3.2 an (b) was attributable to Supplier' s manufacture and/or supply and (iii) did not occur after receipt of such Product by Buyer as described in Section 3.2 (each such defect, a " Latent Defect" ), Buyer shall promptly, and in no event more than twenty (20) days after the discovery or notification of such Latent Defect, notify Supplier of such Latent Defect. If Supplier accepts Buyer's determination that the Product is a Defective Product or that the Product contain s a Latent Defect, then Buyer shall be entitled to the remedies set forth in Section 6.4 hereof. If Supplier does not accept Buyer's determination that the Product is a Defective Product or that the Product contains a Latent Defect, and Buyer does not accept Supplier's conclusion, then Supplier and Buyer shall jointly select an independent Third Party to determine whether it conforms to the Purchase Order (the "Third Party Determination"). The Parties agree that the Third Party Determination shall be final. If the Third Party rules that the Product conformed to the Purchase Order as of the time the Product was delivered to Buyer or that the Product does not contain a Latent Defect, as applicable, then Buyer shall be deemed to have accepted the Product at the agreed upon price and Buyer shall bear the cost of the Third Party Determination. If the Third Party rules that the Product does not conform to the Purchase Order at the time the Product was delivered to Buyer or that the Product contains a Latent Defect, then Buyer shall be entitled to the remedies set forth in Section 6.4 hereof and Supplier shall bear the cost of such Third Party Determination. In the event the Product is determined to have a Latent Defect, the Product will be promptly returned to the Supplier by the Buyer.

4. RECORDS AND AUDIT RIGHTS, PUBLIC STATEMENTS; RECALLS

4.1 Records; Audit Rights. Supplier shall maintain, and shall cause its agents to maintain, all records necessary to comply with all applicable Laws relating to the production, filling, packaging, testing, storage and shipment of Products. "Laws" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any governmental entity, but does not include any United States federal law concerning cannabis, including the Controlled Substances Act, 21 U.S.C. §§ 801, et. seq. All such records shall be maintained for such period as may be required by applicable Laws; provided, however, that all records relating to the production, stability and quality control of Products shall be retained until the parties agree to dispose of such records.

5. PRICE, PAYMENT COOPERATIVE ADVERTISING

5.1 Price.

(a) The purchase price for Products supplied hereunder (the "Purchase Price”), shall be calculated in accordance with Exhibit 1.1 and paid in accordance with this Section. For purposes hereof "cGMP" means current good manufacturing practices of the FDA and other appropriate agencies, as set forth in 21C.F.R. Part 111 and all applicable FDA rules, regulations, guides and guidance(s,) as amended from time to time and in effect during the term of this Agreement.

(b) Buyer will pay Supplier amounts due pursuant to this Agreement in accordance with Exhibit 1.1.

5.2 Taxes.

(a) Supplier and Buyer each shall cooperate with the other party, as reasonably requested by the other party, to minimize or eliminate Taxes to the extent legally permissible, including by making available to such other party any existing resale certificates, exemption certificates or other existing information relevant for such purpose. “Taxes" means all state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property personal, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(b) If applicable Laws relating to Taxes require Buyer to withhold any Taxes from a payment to Supplier, Buyer to withhold any Taxes from a payment to Supplier, Buyer shall withhold such Taxes and shall pay the amount withheld to the relevant Taxes authority.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Supplier. Supplier represents and warrants to Buyer that:

(a) the Products shall be manufactured and packaged in compliance with the provisions of the Laws governing the production, storage and transportation of the Products, including without limitation, laws promulgated by a state specific department of agriculture and the federal Farm Bill (aka as the Agricultural Act of 2014 and the Agriculture Improvement Act of 2018, as such either act may be amended, restated, or re-enacted), and shall be devoid of the use of any pesticides or any other harmful chemicals or and;

(b) as of the time any Products are delivered to Buyer and during the shelf life of such Products, such Products shall conform to the Specifications;

(c) upon transfer of the risk of loss of a Product, as provided in Section 3.1, good and valid title to such Product sold hereunder will be conveyed by Supplier to Buyer free and clear of any liens or encumbrances created by Supplier;

(d) Supplier has all necessary corporate power and authority to enter into this Agreement and, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by Supplier of this Agreement, the performance by Supplier of its obligations hereunder and thereunder and the consummation by Supplier of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Supplier; and

(e) Supplier is in material compliance with all Laws applicable to its business and operations as presently conducted.

6.2 Representations and Warranties of Buyer.

(a) Buyer has all necessary corporate power and authority to enter into this Agreement and, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.

6.3 THE WARRANTIES SET FORTH IN SECTION 6.2 OF THIS AGREEMENT ARE THE EXCLUSIVE WARRANTIES GIVEN BY BUYER TO SUPPLIER WITH RESPECT TO THE PURCHASE OF PRODUCTS HEREUNDER, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6.4 Defective Products. Any Products delivered to Buyer by Supplier which are finally determined to be a Defective Product or contain a Latent Defect in accordance with Section 3.2, shall be replaced at Supplier's expense. In the event the Product is determined to have a Latent Defect, the Product will be promptly returned to the Supplier by the Buyer.

7. COOPERATION ON LAWS

7.2 General. Supplier and Buyer shall comply with all applicable Laws relevant to this Agreement and the subject matter hereof and each party shall actively assist the other in its compliance with same. Buyer shall immediately cease any activity under this Agreement with respect thereto upon written notice by Supplier to the extent reasonably required in Supplier's reasonable discretion in connection with Supplier's efforts to cooperate or comply with any actual or potential government action relevant to any Product.

8. INDEMNIFICATION

8.1 Supplier Indemnification. Supplier shall be responsible for and control Production. Supplier shall indemnify and hold Buyer harmless from and against any actual incurred Liability, including reasonable attorney's fees and disbursements, arising out of any third-party claim for death, injury or damage to property resulting from Production.

8.2 Buyer Indemnification. Buyer shall be responsible for use of the Products in the Buyer’s finished consumer packaged goods (“Buyer’s Products”). Buyer shall indemnify and hold harmless Supplier from and against any actual incurred Liability, including reasonable attorneys' fees and disbursements, arising out of any third-party claim for death, injury or damage to property resulting from sale or use of the Buyer’s Products.

8.3 Liability. "Liability" means, with respect to any person, any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exoneration covenants, obligations under contracts, guarantees, make whole agreements and similar obligations, and other liabilities and requirement s, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, joint or several, whenever arising, and including those arising under applicable Laws, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions) or order of any governmental entity or any award of any arbitrator or mediator of any kind, including any Liability for taxes.

8.4 Notification of Liability and Process. Any Party seeking indemnification pursuant to this Section 12 shall promptly notify the other Party of the claim as to which indemnification is sought , shall afford the other Part y, at the other Part y's sole expense, the opportunity to defend or settle the claim (in which case the indemnifying Party shall not be responsible for the attorney's fee s of the indemnified Party with respect such claim) and shall cooperate to the extent reasonably requested by the other Party in the investigation and defense of such claim; provided, however, that any settlement of any such claim that would adversely affect the rights of the indemnified Party shall require the written approval of such indemnified Party; and provided further that an indemnified Party shall not settle any such claim without the written approval of the indemnifying Party.

8.5 Duration of Indemnification. The foregoing indemnification obligations shall survive any termination or expiration of this Agreement, in whole or in part, or the expiration or termination of the Term.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall come into effect on the Effective Date. Unless otherwise terminated as provided in Section 9.2, this Agreement shall remain in force for a period of one year from the Effective Date (for the purpose of this Section 9 the "Initial Term"). This Agreement shall renew automatically in one (1) year increments after the Initial Term, with a revised list of Products based on the Supplier’s future novel cannabinoid extracts (each, a "Renewal Term" and, collectively with the Initial Term, the "Term"), for three (3) years, unless either party gives written notice to the other of its intention to not renew at least sixty (60) days prior to expiration of the Initial Term or the then applicable Renewal Term.

9.2 Termination.

(a) Insolvency. A party may immediately terminate this Agreement without written notice to the other party, if (i) the other party is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against such it (except for involuntary bankruptcy proceedings which are dismissed within sixty (60) days); (ii) an administrative receiver, receiver and manager, interim receiver custodian, sequestrator or similar officer is appointed in respect of the other party (collectively, the "Receiver") and that party has not caused the underlying action or the Receiver to be dismissed within sixty (60) days after the Receiver's appointment; (iii) the Board of Directors of the other party shall have passed a resolution to wind up that party, or such a resolution shall have been passed other than a resolution for the solvent reconstruction or reorganization of that part y; (iv) a resolution shall have been passed by that party or that party's directors to make an application for an administration order or to appoint an administrator; or (v) the other party makes a general assignment, composition or arrangement with or for the benefit of all or the majority of that party's creditors, or makes, suspends or threatens to suspend making payments to all or the majority of that party's creditors. In the event Buyer is anticipating a voluntary or involuntary bankruptcy, Buyer will immediately return all Product Buyer has in its possession to the Supplier to be credited to any/all outstanding balances due Supplier.

(b) Default. In the event either party commits a material breach or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within sixty (60) days after the receipt of notice thereof from the other party specifying such breach or default, the party not in breach or default shall be entitled (without prejudice to any of its other rights) to terminate this Agreement, without additional penalty, termination fee or cost, by giving notice to take effect immediately.

10. EFFECT OF EXPIRATION OR TERMINATION

10.1 Mutual Obligations. Upon expiration or termination of this Agreement pursuant to Section 10 with effect as of the effective date of termination:

(a) the party terminating this Agreement shall be released from all obligations and duties imposed or assumed hereunder except from those provided in Sections 4.1, 4.2, 6 and this Section 10; and

(b) the other party shall lose the benefit of any rights granted in this Agreement, except for those accrued prior to the effective date of termination and those set forth in Sections 4.1, 4.2, 6 and this Section 10.

10.2 Purchase Orders.

(a) Where this Agreement is terminated by Supplier pursuant to Section 9.2(b), Supplier will be entitled, at its option, to fill or cancel any Purchase Orders that were submitted by Buyer prior to such termination. If Supplier elects to fill any such Purchase Orders, Supplier shall use commercially reasonable efforts to fill any such Purchase Orders. If Supplier elects not to fill any such Purchase Orders, Buyer shall reimburse Supplier for the costs (including, but not limited to, raw material costs) incurred in connection with Purchase Orders that Supplier had started to supply prior to the termination of this Agreement and that are canceled by Supplier pursuant to this Section 10.2(a).

(b) Where this Agreement is terminated by Buyer pursuant to Section 9.2(b), or 9.2(c), then Buyer shall be entitled, at its option, to cancel any Purchase Orders that were submitted by Buyer prior to such termination, or to have such Purchase Orders filled by Supplier.

10.3 No Release. Termination of this Agreement for any reason whatsoever shall neither be deemed a release, nor shall it relieve either party from any obligation under this Agreement which may have accrued prior thereto.

11. FORCE MAJEURE

11.1 Suspension of Obligations. If by reason of “Force majeure", which shall mean for the purpose of this Agreement (a) acts of God, war, riots, civil unrest, acts of the public enemy, fires, earthquakes, severe weather or storms, or (b) to the extent beyond the reasonable control of the affected party, strikes, labor disputes, labor shortages, product transportation interruptions or short ages, accidents, unavailability of raw materials or supplies, or any act in consequence of compliance with any order of any government or governmental authority, and, in the case of either (a) or (b), the affected party is delayed or prevented from complying with its obligations under this Agreement, such affected party shall promptly give notice to the other party with an estimated date by which the contingency will be removed.

11.2 Termination. To the extent that a party is or has been delayed or prevented by force majeure from complying with its obligation s under this Agreement, the other party may suspend the performance of its obligations until the contingency is removed. If the party delayed or prevented from complying with its obligations under this Agreement cannot permanently remove the contingency, or if the contingency affecting such party results in a delay extending beyond three (3) months, the other party (upon notice) shall have a right to terminate this Agreement and Section 13, subject to Section 6.4, if applicable, shall apply, with the party delayed or prevented from complying with its obligations under this Agreement deemed to be the non-terminating party.

12. NOTICES

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted if telecopied (which is confirmed) or sent via email, (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the parties at the following addresses:

If to Supplier, to:

HTO Holdings Inc.

Attn: Zayn Kalyan

78000 Fred Waring Dr., Ste. 103

Palm Desert CA, 92211

Email: zayn@hemptownusa.com

If to Buyer, to:

Exactus, Inc.

Attn: Kenneth E. Puzder

80 NE 4th Avenue, Suite 28

Delray Beach, Florida 33483

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

13. ASSIGNMENT

Neither party may assign its rights and obligations under this Agreement without the other part y's prior written consent. Any attempted assignment in contravention of the foregoing shall be void. Subject to the terms of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assign s. For avoidance of doubt, in the event of a Change in Control of either party, the Agreement shall continue in force and effect and both parties shall be subject to the terms, covenants and provisions in the Agreement. A "Change of Control" shall mean a change in control of either party (and not any person or entity that hereafter becomes a successor to all or substantially all of the business or assets of such party by reason of a Change of Control) and shall be deemed to have taken place if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of the capital stock of either party having more than 50% of the total number of votes that may be cast for the election of directors of the entity, (ii) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of the part y, or (iii) the merger or other business combination of the party with or into another corporation or entity pursuant to which the party will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of the party prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination.

14. NO WAIVER

The failure of either party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

15. RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Supplier and Buyer, or to constitute one as the agent of the other. Both parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either party the power or authority to act for, bind, or commit the other party.

16. HEADINGS, INTERPRETATION

The headings of sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way. Words denoting the singular shall include the plural and vice versa; words denoting any gender shall include all genders; and words denoting persons shall include bodies corporate, and vice versa.

17. SEVERABILITY

If any term , provision, covenant, or restriction of this Agreement is to any extent illegal, otherwise invalid, or incapable of being enforced, such term shall be excluded to the extent of such invalidity or unenforceability; all other terms hereof shall remain in full force and effect; and, to the extent permitted and possible, the invalid or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable t erm. If application of this Severability provision should materially and adversely affect the economic substance of the transactions contemplated hereby, the Party adversely impacted shall be entitled to compensation for such adverse impact, provided the reason for the invalidity or unenforceability of a term is not due to serious misconduct by the party seeking such compensation.

18. ENTIRE AGREEMENT; AMENDMENT OR MODIFICATION

This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties hereto. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of both parties.

19. FORMS

The parties recognize that, during the Term, a Purchase Order, acknowledgement form or similar routine document (collectively "Forms") may be used to implement or administer provisions of this Agreement. Therefore, the parties agree that the terms of this Agreement will prevail in the event of any conflict between this Agreement and the printed provision of such Forms, or typed provisions of Forms that add to, vary, modify or are at conflict with the provisions of this Agreement with respect to Products sold hereunder during the Term.

20. GOVERNING LAW

This Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any conflict or choice of law provision that would result in imposition of another jurisdiction’s Laws.

***************

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above mentioned.

HTO HOLDINGS INC.

By: /s/ Zayn Kalyan
Name: Zayn Kalyan
Title Corporate Secretary

EXACTUS INC.

By: /s/ Emiliano Aloi
Name: Emiliano Aloi
Title: President and CEO

EXHIBIT 1.1

Product	Price (USD$) *
CBG Top Flower
CBD Top Flower
CBG Biomass
CBD Biomass
Extracts of CBG/CBD
Crudes of CBG/CBD
Distillates of CBG/CBD
Isolates of CBG/CBD
Water Soluble Powders of CBG/CBD

* Pricing for each Product will be mutually agreed upon by both Parties at the time of placement of a Purchase Order. Payment terms to be maximum of Net 30 unless otherwise agreed upon by both Parties prior to placement of a Purchase Order. Inventory may be delivered to secured warehouse of Buyer for inspection and packaging prior to orders to facilitate transactions, for which Buyer shall be responsible for storage and finalization costs.

EXHIBIT 2.1

PURCHASE ORDER FORM:

To: Hemptown Organics Corp. 750-1095 W Pender St. Vancouver BC, V6E2M6 Canada	Order by:
Date of Order:	Purchase Order Number:
Delivery Date Requested:

ORDER DETAILS
Quantity	Unit	Item Number SPEC	Description	Unit Price	Total

SPECIAL INSTRUCTIONS TO SUPPLIER

This Purchase Order is submitted as a part of a certain Supply Agreement (the "Agreement") between ________________________ and Supplier. The Purchase Order is an offer by Buyer to purchase Products from Supplier in accordance with and subject to the terms herein and the Agreement. All of the terms and conditions of the Agreement shall control in the event of any conflict between the terms of this Purchase Order and the Agreement. Undefined terms shall have the meaning ascribed to them in the Agreement. In fulfilling the Purchase Order, Supplier is bound by the term s, conditions and restrictions in the Agreement which shall also apply to any replacement Products provided hereunder. Finally, any disputes between the Parties over the terms of this Purchase Order will be settled in accordance with the resolution process set forth in the Agreement.

Buyer: ___________ Date: __________